1 We filed our Form 10-Q for the second quarter on June 10, 2022. We reported net income of approximately $4.69 million for the three month period and net income of approximately $20.79 million for the six month period of our 2022 Fiscal year. Margins continue to be positive. However, commodities remain very volatile as we deal with world conflicts, and higher prices that have dealt our economy volatility not seen in many years. We continue to focus on operations to ensure the best efficiencies we can get at our facility. During the first six months of our current fiscal year our efficiencies remain on point at approximately 3.03 gallons of denatured ethanol per bushel of corn ground. We continue to review new yeast and enzymes to allow us to maintain or improve our efficiencies. Corn Oil remains a target for continued improvement through mechanical and use of additional emulsifiers. Corn oil production averages between .9 and 1.0 pounds per bushel. We received our updated air emissions permit in early March 2022. This included our high purity alcohol process system, one additional fermenter, one additional cooling tower cell and a package boiler. We continue to review these capital projects and have made no decisions on moving forward. 2022 Summer Newsletter Highwater Ethanol, LLC Contact Info: 24500 US Highway 14 PO Box 96 Lamberton, MN 56152 PHONE: (507) 752-6160 FAX: (507) 752-6162 TOLL FREE: (888) 667-3385 EMAIL: info@highwaterethanol.com WEBSITE: www.highwaterethanol.com Happy Summertime! This summer seems to be flying by, as the past 13 years have flown by! We are nearing our 13th Year Anniversary of our operations at Highwater Ethanol. We have definitely seen the highs and lows in the ethanol industry. We want to say “Thank you!” to our investors for your belief in the ethanol industry and understanding of the importance of debt reduction and ultimately no debt. We will maintain our operational line of credit as we move forward for cashflow needs! Highwater Ethanol Board and Management recently met for a strategic planning session, it was a great day and session with the following results: 1. Distributions, while building a cash reserve. 2. Maintain current production rates while continuing to debottleneck operations and continue to improve efficiencies. Process and Energy Center Engineering to ensure planning, continue to review opportunities to maintain or expand production of ethanol in an incremental fashion by increasing efficiency and by adding capital improvements if supported by market and favorable return on investment. Target reducing electrical cost, improving boiler efficiencies and/or yeast and enzymes. 3. Shared opportunities/investments/acquisitions review as opportunities arise. 4. Succession Planning. Highwater Ethanol, LLC – Investor Update From the Desk of Highwater Ethanol CEO Brian Kletscher

2 You may have heard that we have partnered with Summit Carbon Solutions on a project which plans to capture CO2 from 32 ethanol facilities and sequester the CO2 in North Dakota. If successful, this project would help lower our carbon footprint and carbon index score. As fuel transportation markets look for lower carbon fuel, we believe ethanol will lead the way. The project is slated to be operational in mid-2024. Industry Information. E15 and Exports should be a continued priority in 2022/2023. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S. exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China and Japan with on-going trade agreements, as well as continued interest from Vietnam, Philippines, India and many others. Year to date ethanol exports have increased approximately 15% since last year. Ethanol continues to gain favor as a world clean fuel. We encourage you to use a higher blend such as E15, E20, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 420 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the Federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp Co-Plant/Production Manager, Dillon Imker Co- Plant/Production Manager, Tom Streifel, Risk/Commodity, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Derek Schultz, Lab Manager. We have positioned our team to be successful in the ethanol industry. All of our employees are key to our operational success, they do an excellent job! Our TEAM of 43 employees make it a great place to work! Have a safe and wonderful summer! We will take care of the present as we focus on the future!! Brian Kletscher, CEO Highwater Ethanol, LLC

# The Financial Insights
# CFO Luke Schneider



It may be hard to believe, but we have already passed the midpoint of fiscal year 2022. Our 2nd Quarter, Form 10-Q, report was recently filed on June 10th. Our Net Income for the six month period was approximately $20.8 million and our Net Income for the three month period was just shy of $4.7 million. These positive margins have enabled us to improve our balance sheet and working capital position. In addition, on May 23, 2022, we also received an award from the USDA Biofuel Producer Program in the amount of approximately $4.1 million.

During the 2nd Quarter, we amended our loan facility to extend the Revolving Line of Credit loan to January 22, 2023 and we modified the interest rates for both the Term Revolving Loan and the Revolving Line of Credit.

Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

| | Three Months Ended April 30, 2022 (Unaudited) | Six Months Ended April 30, 2022 (Unaudited) |
|---|---|---|
| **Revenues** | $ 45,433,629 | $ 104,077,065 |
| **Cost of Goods Sold** | 39,743,090 | 81,225,430 |
| **Gross Profit** | 5,690,539 | 22,851,635 |
| **Operating Expenses** | 1,008,051 | 2,129,751 |
| **Operating Profit** | 4,682,488 | 20,721,884 |
| **Other Income (Expense)** | 4,593 | 66,685 |
| **Net Income** | $ 4,687,081 | $ 20,788,569 |
| **Weighted Average Units Outstanding** | 4,766 | 4,769 |
| **Net Income Per Unit** | $ 983.44 | $ 4,359.10 |

# World Press Institute Tour



On April 4, 2022 Highwater Ethanol was fortunate to be toured by the World Press Institute 2022 Fellows. The 2022 World Press Fellows come from 8 vastly different countries that together encompass nearly a fourth of the world's population. They approach journalism with a deep sense of dedication and responsibility, and they are eager to learn about journalism and life in the world's most powerful democracy. Applicants for the WPI fellowship must have at least five years of professional experience in journalism, must be currently employed as journalists working outside the United States and must be fluent in oral and written English.

3

4 As we get back to work from a relaxing July 4th weekend, we are reminded how lucky we are to celebrate our freedom with family and friends. The farmers had a fairly wet spring but were able to get the planting finished up in late May. We are very thankful for that moisture as the rains have been hard to come by as of recently. As we watch the corn crop progress, we look forward to another Fall crop brought into Highwater Ethanol. If you recall we have been pushing the plant to produce as much ethanol as possible. We continue to close in on our permit of 70.2 million denatured ethanol gallons to take advantage of the great margins. With corn prices staying elevated it has been nice to see ethanol continue to climb as well. As we work through the summer, we continue to monitor our yields. With the warmer weather we have started our chiller to help maintain temperatures in fermentation. This is key to help maintain our ethanol yield. We have averaged a yield of 3.03 Denatured Ethanol gallons per bushel of corn so far for 2022. Corn oil continues to be a great co – product as well with prices as high as $.90 per pound. We have been able to average a Corn Oil yield of .92 pounds per bushel so far for 2022. This year we changed up our normal maintenance outage. Normally we schedule 4 days in the spring and 4 days in the fall to shut down. We elected to cancel our spring shut down for a couple reason this year. 1.) Our list of repairs was smaller than normal. 2.) With great margins it made sense to continue operating with as little down time as possible. We have our Fall shut down scheduled for August 22nd with plans to start back up on August 25th. We are also looking forward to hosting multiple Fire Departments on July 14th. During this event we will have a crew of industrial firefighters from SRS, a company which provides emergency response to highly hazardous incidents. Along with SRS, we will have a Canadian Pacific Rail Hazmat and Response Officer and Safety Training and Response Strategies, LLC assisting with the coordinating and training. With shortages of workers across the state, we are happy to say HWE has not had that problem. We would like to thank all our employees for doing a great job. The job that you do has been a big factor to getting HWE to where it is today. THANK YOU! Co-Plant Managers Derek Trapp & Dillon Imker High School Tours

5 Uncertainty equals volatility and we are in a time of extremes. From the price crash in the midst of the pandemic to the other extreme of where the mainstream media is talking about global food shortages. Crude oil is the benchmark commodity; trading to an extreme and unheard of negative $40 per barrel in April 2020 to a high of $130 in March 2022. July 2022 corn has a contract low of $3.76 to contract high of $8.25. August natural gas has a contract low of $2.24 to contract high of $9.65. July bean oil, which our corn oil price follows has a contract low of $29.00 and high of $87.65. Most of these contracts trade for 3-4 years, so these lows were in the midst of the pandemic vs the highs were made within the last month. Over the past two years we have sold corn oil in a price range of 32 to 90 cents per pound. DDG has traded in a range of up to 140% the value of corn to a low (at present) of only 70%. With the wild price swings comes risk as well as opportunity. Getting on the right side of these moves can have a huge impact on revenues. But time will trash your trophy as a good corn purchase of say 650,000 bushels will be ground up and gone in ten days. Thereafter we look to do it again and again. Also keep in mind that natural gas for example trades 22 hours per day. So, if you see a commodity guy a bit wound up and unable to concentrate on the golf game for a few holes; now you can appreciate why. I have been in the commodity game for about 40 years, which helps as I have seen several of these radical times come and go. So, after saying that, I will need to find a different excuse for my golf scores moving higher over time. This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward- looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements. From the Commodity Desk Tom Streifel